EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474

Virco® Announces Fourth Quarter and Annual Results

Torrance, California – April 18, 2005 – Virco Mfg. Corporation® (AMEX: VIR) today announced fourth quarter and year-end results for fiscal 2004, ended January 31, 2005, in the following letter to shareholders from Robert A. Virtue, President and CEO:

A year that saw the successful completion of our restructuring and the long awaited recovery of the classroom furniture market ended on a disappointing note as we lost $11,446,000 in the fourth quarter. For the year we lost $13,995,000.

Despite this poor result, we are more optimistic about the future than at any time in the past three years. We’ve passed the bottom of two troughs: volume in 2003 and margin in 2004. With the causes of both identified and corrected, and with our experienced workforce and infrastructure both performing smoothly, we are now taking advantage of the early stages of the recovery for which we planned.

Some highlights from 2004 include:

o	A 4% increase in revenue from $191,852,000 to $199,854,000;

o	A return to positive operating cash flow of $3,678,000;

o	A reduction in both year-ending inventories and bank borrowings;

o	Greatly improved on-time deliveries during the busy summer season; and

o	The launch of ZUMA™, the most successful new product in our history.

Here are the numbers:

	Three Months Ended		Twelve Months Ended
	1/31/2005	1/31/2004	1/31/2005	1/31/2004

		(in thousands except per share data)
Sales	$31,218	$29,009	$199,854	$191,852
Cost of sales	27,284	24,819	143,415	137,420

Gross margin	3,934	4,190	56,439	54,432
Selling, general & administrative	15,265	11,862	70,319	72,647
Gain on sale of assets, net	—	(5,497)	—	(5,497)
Separation costs	—	1,543	—	13,920

Loss before taxes	(11,331)	(3,718)	(13,880)	(26,638)
Income tax expense (benefit)	115	(1,731)	115	(4,677)

Net loss	$(11,446)	$(1,987)	$(13,995)	$(21,961)

Net (loss) per share	$(0.87)	$(0.15)	$(1.07)	$(1.68)

Weighted average shares outstanding (a)	13,120	13,100	13,112	13,106

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	1/31/2005	1/31/2004
Current assets	$46,020	$51,386
Non-current assets	68,021	74,882
Current liabilities	30,686	25,982
Non-current liabilities	34,090	37,934
Stockholders’ equity	49,265	62,352

Much of last year’s report was dedicated to our strategy of managing through a recession. We didn’t know for sure when the recovery would occur or how strong it would be, but we sensed it would spur a decisive sorting event among the suppliers to our market. It now appears that last year’s continued difficult conditions, including stubbornly low market volume and a twofold increase in steel and plastic resin costs, may have intensified the sorting.

We begin this year’s report with a detailed recap of our restructuring goals and achievements, separating those successes from the raw material and pricing issues that caused our loss. Next we address pricing trends. Finally, we discuss our market development and growth initiatives.

Restructuring Goals and Achievements

In last year’s report we listed two specific financial goals for the restructuring. First, we wanted to downsize to a scale that permitted break-even results at volume of $190,000,000 to $200,000,000. Second, we wanted to save between $20,000,000 and $25,000,000 in total operating expense versus restructuring charges of $13,920,000. We achieved both of these goals.

The cause of last year’s loss was not failure to cut deep enough. It was a twofold cost increase in steel and plastic resin that struck early in the term of fixed price contracts with our public school customers. Many of these contracts are secured by bid and performance bonds. In 55 years of serving the public school market, we’ve never had a bond called. We were obligated contractually and by a sense of duty to deliver furniture at the agreed upon prices.

The impact of higher material costs was especially painful coming on the heels of a restructuring. Even as we saw margins dropping through mid-summer and recognized that we would not reach break-even for the year, we continued to focus on performance. We then relied on the goodwill earned by a good performance to justify a price increase when the contracts came up for renewal. This proved to be the right approach.

When shareholders or analysts ask us about excess capacity, what they’re really asking about is excess cost. The assumption is that unused factory space is costly and leads to an uncompetitive position in the marketplace. Another assumption is that all manufacturing is now more efficiently done offshore. The obvious question is, why doesn’t Virco close one of its factories?

First, our facilities aren’t just factories. Operationally we have 1,175,000 square feet dedicated to manufacturing versus 1,000,000 square feet dedicated to warehousing, distribution, customer service, and installation. In terms of expense, manufacturing is only 2% higher than our combined retail activities. While it’s definitely true that we have unused factory space, our retail operations are much nearer to physical capacity. As we expand our PlanSCAPE™ project management services over the next few years, this space will prove increasingly valuable for the consolidation of large turnkey orders. We’ll discuss PlanSCAPE™ more extensively later in this report.

Second, for vertically integrated manufacturer/distributors like Virco, floor space isn’t directly proportional to expense. One of the metrics we watch closely is total operating expense. This is our baseline measure for the combined scale and efficiency of our manufacturing, distribution and retail activities. It includes all non-material expenses such as payroll, utilities, leases, interest, contract services, freight, installation, health care, benefits and bad debt. It also includes the depreciable cost of facility overhead.

Since the year 2000, when total operating expense peaked at $191,767,000 against revenue of $287,342,000, we have reduced our cost of operations by approximately $60,000,000. (This is equal to three times the current cost of our Torrance factory operations.) In 2004 total operating expense was $132,061,000 against revenue of $199,854,000. The ratio of revenue to expense for these two years was 150 and 151, respectively. These figures and the practical realities of our market convinced us that the appropriate course for a return to profitability was a price increase, not further cuts.

After reassessing the dynamics of our market, we concluded that our facilities in Conway, Arkansas, and Torrance, California, were both necessary. Factors we considered included increasing seasonality and the corresponding need for off-season storage of ATS components; the disproportionate freight and installation costs associated with high-cube furniture; emerging signs of higher costs for imported products; and the expectation that freight costs would continue to escalate while our own fixed costs moved lower.

Conway and Torrance are both ideally located near the fastest growing regions of the country. This is where bond-funded new school construction is concentrated. Among all segments of our market, bond-funded projects have been least affected by state and local budget cuts. Proximity to these projects reduces variable freight and installation costs in addition to improving our performance.

There are two other kinds of capacity that are more important than infrastructure. These are people and liquidity. We’ve spoken repeatedly about both but we want to say it again: our employees and our relationship with Wells Fargo are both crucial to success.

We have developed and retained the most experienced management, sales and operations team in our industry. One of the misapprehensions fueled by globalization is that all elements of competition are interchangeable. We have not found this to be true. Each market has idiosyncrasies. Relationships and experience still matter, even more so in uncertain times when traditional relationships between manufacturers and distributors are shifting or breaking down. The process of squeezing inefficiencies out of a market can obviously go too far, at which point the instability of constant change begins to offset incremental improvements in short-term efficiency. We believe our market may be nearing this point, and that our track record of long-term reliability will carry increasing weight in the overall value equation.

In our heavily seasonal market, liquidity has always been a limiting factor. The financing demands of pre-season inventories and peak season receivables act decisively to limit how much furniture and equipment can be delivered within the 10-week summer shipping window. It’s no exaggeration to say that without Wells Fargo’s enlightened partnership, the competitive advantages of our people, factories and products would be greatly reduced.

The Price Increase

One of the dominant trends in public school administration over the past decade has been decentralization. A number of factors are driving this trend but their net effect on Virco and other suppliers has been to increase the number of small, high service cost orders. District warehouses, which formerly functioned as wholesalers to individual schools, are now largely closed. Instead of making consolidated shipments to warehouses we now find ourselves making numerous deliveries to individual school sites, where we frequently unload and install the furniture as well.

This trend has created an escalating foundation of intangible service costs underneath the more tangible items of furniture and equipment. In the deflationary environment of the past three years we’ve had a certain amount of difficulty selling these intangibles. Part of our margin deterioration during this period has been a result of unabsorbed service cost.

When raw material costs spiked in the spring of 2004, they exacerbated what was already a worsening margin environment. As the summer progressed we were confronted with many deliveries that we knew were losing us money. Despite this, we trusted that a strong performance would help illustrate the importance of reliability. The contrast between Virco and other suppliers was most apparent in fast growing districts with a preponderance of new school construction projects. In these areas, our efforts last season have led to expanded business and improved margins this year.

As we began formulating our price increase in the fall of 2004, we considered both the material and service component of the total product package. We decided to introduce a tiered pricing structure that recognized as accurately as possible both the tangible and intangible costs associated with all types of orders. Large projects would be priced aggressively, reflecting their greater overall efficiency. Small deliveries would be priced higher, reflecting their retail level of service. Customers with large annual volume but small average order size would be given the choice of consolidating orders for a discount or paying a higher price and keeping their order size the same. Regional differences in freight and installation were also factored into the matrix.

We began implementing the increase in November, just as margins were bottoming out. Most of our under-priced contracts expired between December 31, 2004 and May 31, 2005. We continued to receive orders at old prices through the transition, resulting in a backlog of blended margins that are gradually moving higher as old orders are shipped and invoiced.

It’s too early to say how much margin improvement we’ll achieve this year or what the impact of higher prices will be on revenue. We’ve been encouraged by the generally favorable response from our customers. Prices from competitors are up about as much as our own, with most differences coming down to a matter of unique product specifications and/or service factors. As of March 31, incoming orders were up 6% compared to the same period last year. Our backlog was 16% higher. We’ll have a much clearer picture by the time we release our first quarter report in early June, when we’ll give an updated report on pricing, volume, and market conditions.

Market Development and Growth Initiatives

In this section of the report we’ll discuss four current initiatives for market development and growth: 1) new products; 2) PlanSCAPE™ project management services; 3) multi-channel commercial distribution; and 4) professional outreach and support. We’ll also revisit our strategy for acquisitions.

From our current perspective it’s clear we missed a few years of developing compelling new products for educational environments. The recent success of Plateau®, I.Q.®, Ph.D.®, and ZUMA™ confirms that what appeared to be a pricing problem among our older products was most often a lack of perceived value. As the market leader, our lethargy contributed to a commoditization of classroom furniture and equipment.

We are now aggressively correcting that oversight. The challenge we’ve set for ourselves is to identify the major functional categories of educational furniture and equipment, then use innovative designs to reconfigure traditional materials like steel, wood and plastic into products of obviously superior value. Everything we’re designing is informed by the feedback of educators, ergonomists, and the modular efficiency of Assemble-to-Ship.

The success of ZUMA™ convinced us that we can contribute to better design not only in our own market, but in others as well. This year we’re adding to the ZUMA™ line with a series of chairs and desks made from Fortified Recycled Wood™ components. ZUMAfrd™ combines high recycled content with renewable materials and exceptional service life, three of the most important elements of sustainable design. ZUMAfrd™ is also flameproof and comfortable.

Our new product pipeline is full. Over the next three years we expect to complete one major product line per season, using the mid-year venue of NeoCon® for the release. While NeoCon is not heavily attended by educators, it is the premier showcase for commercial and contract furniture manufacturers. It also precedes the major show season for educators, which runs from fall through early spring.

The illustrations in this year’s report are a blend of original ZUMA™ designs and promotional mailings for NeoCon 2005, where ZUMAfrd™ will be released. You can see the entire ZUMA™ line at the Chicago Merchandise Mart from June 13-15.

By the end of the current new product cycle we hope to have simultaneously improved the design of classroom furniture and streamlined internal operations. It is also our intention to make most or all of the new furniture in our own factories. We believe in the so-called “triple bottom line” of sustainability, which balances financial performance with environmental and social equity.

In earlier reports we’ve discussed the risk of homogenization and loss of control that goes along with outsourcing. Although we currently make use of certain imported components, we’re increasingly concerned about the deferred environmental and social costs of outsourcing. A few years ago, when the cost differential between domestic and imported components was too dramatic to ignore, these hidden costs were less obvious. Now, as the outsourcing pendulum swings back toward balance with domestic costs, we’re taking another look at the entire equation.

PlanSCAPE™ is the name of our turnkey project management service for school construction or renovation projects. Developed by Furniture Focus™, which we acquired in 2002, PlanSCAPE™ is the appropriate service response to decentralized administration of public schools.

Contrary to our initial expectations, it’s not only small- and mid-sized districts that take advantage of this service. Business is now about evenly split between large and small districts, with most of the recent growth occurring in larger districts with aggressive construction projects.

In the last year we’ve added three meaningful improvements to the PlanSCAPE™ service. First, we now stock an assortment of furniture and equipment from our Furniture Focus™ partners that augments our own lines and provides four-week delivery or less on everything needed to outfit a school.

Second, we formalized our relationship with 14 key partners and added their full lines to a number of regional and national contracts. This allows public schools and other government agencies to purchase the entire spectrum of furniture, fixtures and equipment with pre-approved pricing and authorization.

Third, on the largest PlanSCAPE™ projects we’re now offering the convenience of single-point-of-purchase and the reliability of single-point-of-delivery. Traditionally, projects involving multiple suppliers were drop shipped from each supplier’s location. This resulted in coordination and receiving challenges at the school site, especially when installation was involved.

We’re now receiving most or all of these packages into our own warehouses prior to final delivery. This allows superior staging and coordination, providing benefits both to the school and our various partners. We’re also integrating PlanSCAPE™ into SAP, which will further improve its usability across our entire sales force and customer base.

As we remind shareholders every year, approximately one-third of our total business is transacted through commercial wholesalers, dealers, and direct-mail marketers. We continue to make progress in developing a rationally priced, multi-tiered distribution network among this important group of customers.

In each of the past several years, as the public school market was declining, we enjoyed growth among commercial accounts. We’re especially hopeful for 2005. With expanded page representation among wholesalers and direct marketers, and with broad enthusiasm for ZUMA™, we may see double-digit growth in the commercial segment.

As with our public school customers, we’re paying special attention to the intangibles of this market: packaging, system interfaces and compatibility, and reliable performance. While we would admit that we’re several years behind industry leaders in these areas, we’ve also been told that our products and prices are very attractive. We intend to continue the diligent development of our commercial business until it returns to the importance it enjoyed in the 1970s, when it accounted for half of our total revenue.

For years we’ve sponsored the Association of School Business Officials’ Pinnacle Awards for innovation in public school business practices. In recognition of the expanded role principals are playing in the broader aspects of administration, we initiated a similar support program for both the National Association of Secondary School Principals (NASSP) and the National Association of Elementary School Principals (NAESP). In addition to sponsoring awards and a speaker’s bureau, we’re providing six classroom makeovers for the principals of financially challenged schools. Our initial year of partnership has already proven mutually beneficial. As we become more familiar with the unique challenges faced by principals and their individual schools, our products and services will evolve appropriately.

We have traditionally been very cautious about buying other companies. The few that we’ve purchased have all been strategic, small, and easily integrated. The last two, Furniture Focus™ and certain assets of Corex, have both contributed to what we hope is a trend of improving results.

Challenges of the last three years have caused a shift in many traditional relationships in our market. While we have no immediate prospects for acquisitions, we sense that the next few years could provide opportunities to enhance our position as the leading supplier of equipment for educators.

Our obvious short-term goals are a return to historic levels of profitability, restoration of the cash dividend, and a strengthening of our balance sheet. But as we move forward we’ll also pursue opportunities for growth through all possible routes, including partnership and acquisition.

This year’s annual shareholders’ meeting will be held on June 7, 2005, at our Torrance, California, headquarters. All attendees will receive either a ZUMA™ rocker or a ZUMAfrd™ cantilever chair. Both will fit in any environment and both are good for the environment. We hope to see as many of you as possible in June.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials, especially steel, plastic fuel and energy; availability and cost of labor; the continuing impact of our Assemble-to-Ship program on earnings; market demand and acceptance of new products; development of new distribution channels; competitive conditions that affect selling prices and margins; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; competition. See our Annual Report on Form-10K for year ended January 31, 2005, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of Filing